Exhibit (j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions “Financial Highlights” in each Prospectus and “Definitions” and “Independent Registered Public Accounting Firm, Reports to Shareholders and Financial Statements” in each Statement of Additional Information, each dated October 1, 2024, and each included in the Post-Effective Amendment No. 512 to the Registration Statement (Form N-1A No. 333-170122) of DBX ETF Trust (the “Registration Statement”).

We also consent to the incorporation by reference of our report dated July 24, 2024 with respect to the financial statements and financial highlights of Xtrackers Harvest CSI 300 China A-Shares ETF, Xtrackers Harvest CSI 500 China A-Shares Small Cap ETF, Xtrackers MSCI Emerging Markets Hedged Equity ETF, Xtrackers MSCI EAFE Hedged Equity ETF, Xtrackers MSCI Japan Hedged Equity ETF, Xtrackers MSCI Europe Hedged Equity ETF, Xtrackers MSCI All World ex US Hedged Equity ETF, Xtrackers MSCI EAFE High Dividend Yield Equity ETF, Xtrackers MSCI Eurozone Hedged Equity ETF, Xtrackers International Real Estate ETF, Xtrackers Municipal Infrastructure Revenue Bond ETF, Xtrackers California Municipal Bond ETF, Xtrackers US Green Infrastructure Select Equity ETF, Xtrackers Cybersecurity Select Equity ETF, Xtrackers Semiconductor Select Equity ETF and Xtrackers US National Critical Technologies ETF (16 of the funds constituting DBX ETF Trust) included in the Certified Shareholder Report of Registered Management Investment Companies (Form N-CSR) for the year ended May 31, 2024, into this Registration Statement, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

New York, New York

September 24, 2024